Exhibit 99.1

People’s Utah Bancorp Announces AN INCREASE TO ITS
Quarterly dividend AND ANNUAL MEETING OF SHAREHOLDERS

American Fork, UTAH (January 21, 2016) — People’s Utah Bancorp ("People’s") (Nasdaq: PUB) announced today that its Board of Directors declared an increase to its quarterly dividend to $0.07 per common share, an increase of 16.7% over the previous quarter. The dividend is payable February 12, 2016 to shareholders of record on February 1, 2016.

People’s will hold its company's 2016 Annual Meeting of Shareholders on Wednesday, May 18, 2016, at 8:00 a.m. MDT. The meeting will be held at the historic American Fork City Hall, 31 North Church Street, American Fork, Utah. The record date for shareholders for the annual meeting is Thursday, March 24, 2016. Shareholders of record are invited to attend. As discussed previously in the 2015 Proxy Statement, the deadline for shareholder proposals for inclusion in the proxy statement for the 2016 Annual Meeting of Shareholders was December 9, 2015.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two divisions, Bank of American Fork and Lewiston State Bank. The bank has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998